                                                                   EXHIBIT 10.19

                     INTERNATIONAL DISTRIBUTION AGREEMENT
                     ------------------------------------

  THIS AGREEMENT is made and entered into as of January 1, 1997, by and between Morrow Snowboards, Inc., (hereinafter referred to as "Manufacturer"), an Oregon corporation having its offices in Salem, Oregon, United States, and K.K. Morrow Japan, a corporation organized under the laws of Japan and having its offices in Osaka, Japan (hereinafter referred to as "Distributor").

                                 RECITALS:

  A. Manufacturer presently offers a line of snowboards and snowboard equipment, apparel and accessories for sale under the "Morrow(R)" brand ("Product" or "Products") and desires to continue to market such products in Japan.

  B. Distributor currently markets winter recreation products in Japan and has substantial resources, personnel and experience which would enable Distributor to market these products for manufacturer in Japan.

  C. Distributor has previously purchased and distributed the Products in Japan.

  D. Manufacturer and Distributor would like to enter into an agreement whereby Distributor would use its existing resources, personnel and experience to market certain of the Products in Japan.

                                 WITNESSETH:

  In consideration of the mutual covenants and conditions herein contained, and intending to be legally bound hereby, the parties mutually agree as follows:

1.  Products and Territory
    ----------------------

(a) Manufacturer hereby appoints Distributor on an exclusive basis as its sole distributor for the sale of the Products described in Exhibit A during the term of this Agreement.

  Distributor shall not place orders for Products in a calendar year in amounts greater than Distributor reasonably believes can be sold in the season beginning in the current year and shall orderly liquidate any overstock of prior season's Products. Manufacturer reserves the right to add or delete specific products from the Products covered by this Agreement and to change the design or specification of Products, to delete Product models or lines, and to add Product models and lines in the Manufacturer's sole discretion.

  Distributor shall use its best efforts to promote and sell the Products to the maximum number of responsible customers in the Territory.

Page 1--INTERNATIONAL DISTRIBUTION AGREEMENT

(b) Manufacturer is appointing Distributor hereunder with respect to the resale of Products to any purchasers whose principal place of business is located in the following described territory (the "Territory"): Japan.

(c) Distributor shall not solicit orders for any Product from any prospective purchaser with its principal place of business located outside the Territory. If Distributor receives an order for any Product from a prospective purchaser whose principal place of business is located outside the Territory, Distributor shall immediately refer that order to Manufacturer. Distributor shall not accept any such orders. Distributor may not deliver or tender (or cause to be delivered or tendered) any Product outside of the Territory. Distributor shall not sell any Product to a purchaser if Distributor knows or has or should have reason to believe that such purchaser intends to remove that Product from the Territory.

(d) Manufacturer reserves the right, in its sole discretion, at any time upon thirty (30) days' prior written notice to Distributor, to expand or reduce in any manner the Products which are covered by this Agreement.

2.   Prices and Payment.
     ------------------

(a) Distributor shall order Products from Manufacturer by submitting a written purchase order using the Manufacturer's purchase order form and identifying the Products ordered, requested delivery date(s) and any export/import information required to enable Manufacturer to fill the order. All orders for Products are subject to acceptance or rejection by Manufacturer's V.P. Sales/International at Manufacturer's office at 2600 Pringle Road SE, Salem in Manufacturer's sole discretion. Manufacturer shall have no liability to Distributor with respect to purchase orders which are not accepted; provided, however, that Manufacturer
                                        --------  -------
will not unreasonably reject any purchase order for Products which do not require any modifications or additions in order to meet the specifications of Distributor or its customers. All purchase orders for initial sales for each calendar year must be placed by March 1st each year, provided such order may be increased up to April 15th each year. Manufacturer may accept reorders in its sole discretion thereafter. Manufacturer may allocate production among Distributor, other distributors, dealers and others as the Manufacturer deems appropriate in its sole discretion if orders exceed scheduled production and scale shipments over several months.

(b) If a purchase order is accepted in accordance with Section 2(a) above, the prices for Products covered by such purchase order shall be Manufacturer's net distributor prices ex works the shipment location for export sales in comparable quantities, which are in effect on the date of Manufacturer's acceptance. Manufacturer may from time to time change those prices, such change being effective immediately upon Distributor's receipt of notice thereof; provided,
                                                                    --------
however, that no price change shall affect purchase orders offered by
-------
Distributor and accepted by Manufacturer prior to the date such price change becomes effective.

(c) Distributor shall be free to establish its own pricing for Products which it sells. Distributor shall notify Manufacturer of its pricing, as in effect from time to time.

Page 2--INTERNATIONAL DISTRIBUTION AGREEMENT

(d) The ultimate shipment of orders to Distributor shall be subject to the right and ability of Manufacturer to make such sales, and obtain required licenses and permits, under all decrees, statutes, rules and regulations of the government of the United States and agencies or instrumentalities thereof presently in effect or which may be in effect hereafter. Any order which has been accepted by Manufacturer but which cannot be fulfilled due to such decrees, statutes, rules and regulations shall be considered to have been rejected when submitted to Manufacturer for acceptance or rejection.

(e) Distributor hereby agrees: (i) to assist Manufacturer in obtaining any such required licenses or permits by supplying such documentation or information as may be requested by Manufacturer; (ii) to comply with such decrees, statutes, rules and regulations of the government of the United States and agencies or instrumentalities thereof; (iii) to maintain the necessary records to comply with such decrees, statutes, rules and regulations (iv) not to export any Products except in compliance with such decrees, statutes, rules and regulations
(v) to obtain all governmental approvals and licenses necessary to import the Products into the Territory; (vi) not to sell, transfer or otherwise dispose of Products in violation of the export laws of the United States; and (vii) to indemnify and hold harmless Manufacturer from any and all fines, damages, losses, costs and expenses (including reasonable attorneys' fees) incurred by Manufacturer as a result of any breach of this subsection (e) by Distributor or any of Distributor's customers.

(f) Unless Distributor requests otherwise, all Products ordered by Distributor shall be packed for shipment and storage in accordance with Manufacturer's standard commercial practices. It is Distributor's obligation to notify Manufacturer of any special packaging requirements (which shall be at Distributor's expense). Shipment dates shall be those specified in Manufacturer's confirmation of acceptance of Distributor's purchase order, unless otherwise agreed between the parties. Risk of loss and damage to a Product shall pass to Distributor upon the removal of such Products from Manufacturer's facility. Notwithstanding anything contained herein, Manufacturer shall have the right to make partial shipments and each shipment shall be deemed a separate sale. Further, all delivery dates are estimates only. Shipment shall be ex works Manufacturer's Salem, Oregon facility or other facility designated by Manufacturer.

The Manufacturer warrants that the Products are free from defect in materials and workmanship and conform to the Manufacturer's standard product specifications. All claims for non-conforming shipments must be made in writing to Manufacturer within three (3) months of the passing of risk of loss and damage, as described above. Any claims not made within such period shall be deemed waived and released. Distributor is responsible for any damage to Products if the damage occurs after the Products have been delivered ex works from the shipment facility to a carrier.

(g) Distributor shall, within thirty (30) days after receiving notice of Manufacturer's acceptance of a Purchase Order, establish a confirmed Irrevocable Letter of Credit ("ILC") in favor of Manufacturer issued by a bank chartered in the United States acceptable to Manufacturer (the "Bank"), payable in U.S. Dollars, in an amount equal to the total then-current distributor prices ex works Manufacturer's factory at Salem, Oregon, of the Products ordered under such

Page 3--INTERNATIONAL DISTRIBUTION AGREEMENT

Purchase Order. The ILC shall be in a form satisfactory to Manufacturer and shall provide that Manufacturer may draw upon it in full upon presentation to the Bank of two (2) copies of a certificate of Manufacturer that it has tendered such Products at Manufacturer's factory at Salem, Oregon in accordance with
Section 2(f) hereof. No part of any amount payable to Manufacturer hereunder may be reduced due to any counterclaim, set-off, adjustment or other right which Distributor might have against Manufacturer, any other party or otherwise.

(h) In the event of any discrepancy between any purchase order accepted by Manufacturer and this Agreement, the terms of this Agreement shall govern.

(i) The Manufacturer may cancel any accepted orders or refuse or delay shipment of any orders if Distributor fails to meet any obligation arising under this Agreement.

3.  Other Obligations of Distributor.
    --------------------------------

(a) Distributor shall maintain an active sales organization which is knowledgeable with respect to the functional capabilities and uses of the Products.

(b) Distributor shall employ competent and experienced service personnel, provide appropriate service shop facilities, and maintain an adequate stock of spare parts so as to render prompt and adequate service to the users of the Products in the Territory. As part of Distributor's obligations under this Agreement, Distributor agrees to provide, at Distributor's expense, any and all repair or other Product service of the Products after they have been sold or otherwise distributed by Distributor to any customer.

(c) Distributor shall prepare, at Distributor's cost, a reasonable number of catalogs, brochures or other promotional materials which may be reasonably necessary to promote the sale of the Product. Distributor shall translate, at its own expense, all user and technical manuals and advertising and marketing information with respect to the Products into the Japanese language and provide Manufacturer with advance copies (in both English and Japanese) of all such materials for approval by Manufacturer. Copies of any such material shall be approved in advance by Manufacturer with English language translation of any foreign language text. Distributor shall assign all copyrights in such translations to Manufacturer. Distributor shall have a non-exclusive right during the term of this Agreement, in connection with its activities pursuant to this Agreement, (i) to use such translations, and (ii) to incorporate such translations into its own manuals, advertising and marketing information. Manufacturer shall not be liable for translation errors made by Distributor or at Distributor's direction or for the non-conformance of such translated materials with laws and regulations in force from time to time in the Territory. Distributor shall indemnify and hold Manufacturer harmless to the extent that a third party brings claims against Manufacturer based on such errors or non-conformance.

(d) Distributor shall comply with all applicable laws, statutes, regulations and treaties relating to the marketing, sale and distribution of the Products in the Territory and the performance of Distributor's duties and obligations hereunder and obtain all governmental import, product registration, currency (including foreign exchange) and other approvals, licenses or authorizations

Page 4--INTERNATIONAL DISTRIBUTION AGREEMENT necessary in Japan or necessary for distribution and the performance of Distributor's obligations hereunder.

(e) Distributor shall maintain satisfactory international communication devices and retain one or more members of its staff who is proficient in reading and writing English.

(f) Distributor shall each calendar year undertake the level and type of specific promotional activities Distributor has previously undertaken to promote the Product.

4.   Relationship of the Parties.
     ---------------------------

(a) Distributor shall be considered to be an independent contractor. The relationship between Manufacturer and Distributor shall not be construed to be that of employer and employee, nor to constitute a partnership, joint venture or agency of any kind.

(b) Distributor shall pay all of its expenses, including without limitation all travel, lodging and entertainment expenses, incurred in connection with its services hereunder. Manufacturer shall not reimburse Distributor for any of those expenses. Distributor's sole compensation for the performance of its duties will arise from its resale of Products.

(c) Distributor shall have no right to enter into any contracts or commitments in the name of, or on behalf of, Manufacturer, or to bind Manufacturer in any respect whatsoever. Neither party shall have the right to represent the other party to a third party. Should either of the parties inflict any losses on the other party because it has acted in the name of or as an agent for the other party, the inflicting party shall hold the damaged party harmless from such losses and expenses incurred thereby.

(d) In addition, Distributor shall not obligate or purport to obligate Manufacturer by issuing or making any affirmations, representations, warranties or guaranties with respect to Products to any third party, other than the warranties described in Exhibit B attached hereto and made a part hereof.

(e) Each party shall furnish the other party with information which is necessary to help further sales promotion of the Products.

5.  Minimum Purchase Requirements.
    -----------------------------

    Distributor shall annually purchase a sufficient amount of Products from Manufacturer so as to meet or exceed the minimum purchase requirements set forth in Exhibit A. For the purposes of this provision, a "purchase" of Products within a specified time period shall mean both ordering such Products and paying Manufacturer for such Products on or before the last day of such period.

Failure to meet such minimum requirements in any calendar year ("Annual Requirement") or the additional requirement to purchase 80% of a Product Category (as defined in Exhibit A) for any

Page 5--INTERNATIONAL DISTRIBUTION AGREEMENT

Product Category on or before April 15 of such calendar year ("Partial Year Requirement") shall constitute a material breach of this Agreement for the purposes of Section 10 (Termination and Term) hereof; provided, however, that as
                                                      --------  -------
long as purchases of each Product Category are at least 50% of the Partial Year Requirement or the Annual Requirement for that Product Category, whichever is then applicable, instead of terminating this Agreement pursuant to Section 10 ("Partial Year Requirement") (Termination and Term) based on such breach, the exclusive rights granted to Distributor under Section 1 (Products and Territory) shall become non-exclusive rights, in which case Manufacturer shall then have the right to appoint additional non-exclusive distributors in the Territory and the right to sell the Products itself in the Territory, either directly (including without limitation with the assistance of sales representatives) or through one or more or more of its affiliates.

6.  Trademarks, Service Marks and Trade Names.
    -----------------------------------------

(a)  Right to Use. Distributor may use Manufacturer's trademarks, service marks
     ------------
and trade names listed below (hereinafter referred to as the "Trademarks") on an exclusive basis in the Territory only for the duration of this Agreement and solely for display or advertising purposes in connection with selling and distributing the Products in accordance with this Agreement subject to conversion to nonexclusive use as provided herein:

  MORROW; MORROW SNOWBOARDS; REVERT; 3-D REVERT; REVERT X; TODD RICHARDS; SPOON; 4TEN; RAIL; SLICK; MODEL T; MATT GOODWILL; JUNYOR; A-1; B-1; M-1; M-3; ROTO.

Distributor upon thirty (30) days written notice may add or delete trademarks from this list. Distributor shall not at any time do or permit any act to be done which may in any way impair the rights of Manufacturer in the Trademarks.

Such rights are in addition to any rights granted or obligations assumed under the Trademark License Agreement between Manufacturer and Distributor dated November 21, 1996.

(b)  Quality Control. In order to comply with Manufacturer's quality control
     ---------------
standards, Distributor shall: (i) use the Trademarks in compliance with all relevant laws and regulations; (ii) accord Manufacturer the right to inspect during normal business hours, without prior advance notice, Distributor's facilities used in connection with efforts to sell Products in order to confirm that Distributor's use of such Trademarks is in compliance with this Section; and (iii) not modify any of the Trademarks in any way and not use any of the Trademarks on or in connection with any goods or services other than the Products. Any approved modifications or uses shall become the property of Manufacturer.

7.  Limited Warranty.
    ----------------

(a) As to all components of the Products manufactured by Manufacturer, Manufacturer makes the warranties set forth in Exhibit B, attached hereto and made a part hereof. As to all components of the Products manufactured by any entity other than Manufacturer, Manufacturer extends to Distributor the warranties as to such components provided by such other entity to Manufacturer for the length of time that such warranty remains valid for Manufacturer. The time and scope of

Page 6--INTERNATIONAL DISTRIBUTION AGREEMENT the warranties described in Exhibit B shall not exceed the time and scope of any warranties granted by Distributor to any purchaser of such Product.

(b) Under no circumstances shall the warranties set forth in Exhibit B apply to any Product which has not been properly installed or set-up or which has been used with unapproved assemblies or sub-assemblies or to any Product which has been customized or modified, damaged or misused. Notwithstanding any other provision in this Agreement, Manufacturer shall not be held responsible for any damage which may result from a defective part, except for the replacement of such part as set forth in Exhibit B.

(c) THE PROVISIONS OF THE FOREGOING WARRANTIES ARE IN LIEU OF ANY OTHER WARRANTY, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL (INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE).

(d) Any different or additional warranty given by Distributor to its customers shall be at Distributor's sole cost, expense and risk and Distributor shall indemnify the Manufacturer against any liablity arising out of any such different or additional warranty.

(e) Manufacturer may elect to satisfy any warranty claim by replacing the defective Product or refunding the total purchase price at the Manufacturer's option. If requested, the Distributor shall return the defective Product at its expense to the Manufacturer.

8.  Limitations on Liability.
    ------------------------

(a) MANUFACTURER'S LIABILITY ARISING OUT OF THE MANUFACTURE, SALE OR SUPPLYING OF THE PRODUCTS OR THEIR USE OR DISPOSITION, WHETHER BASED UPON WARRANTY, CONTRACT, TORT OR OTHERWISE, SHALL NOT EXCEED THE ACTUAL PURCHASE PRICE PAID BY DISTRIBUTOR FOR THE PRODUCTS.

(b) IN NO EVENT SHALL MANUFACTURER BE LIABLE TO DISTRIBUTOR OR ANY OTHER PERSON OR ENTITY FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES) ARISING OUT OF THE MANUFACTURE, SALE OR SUPPLYING OF THE PRODUCTS, EVEN IF MANUFACTURER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

9.  Indemnification.
    ---------------

(a) Distributor hereby agrees to indemnify, defend and hold harmless Manufacturer, its affiliates and all officers, directors, employees and agents thereof (hereinafter referred to as "Indemnitees") from all liabilities, claims, damages, losses, costs, expenses, demands, suits and actions (including without limitation attorneys' fees, expenses and settlement costs) (collectively, "Damages") arising out of or related to any use or operation of any Product sold by Distributor,

Page 7--INTERNATIONAL DISTRIBUTION AGREEMENT including without limitation Damages arising out of or related to damage or injury to property or persons or to any representations or warranties of Distributor not authorized hereunder.

(b) Manufacturer shall indemnify Distributor against any claim that a Product infringes any United States patent, provided Distributor gives the Manufacturer prompt notice of any such claim which comes to its attention and provides all assistance reasonably requested by the Manufacturer in connection with such action. This indemnification shall not apply to any claim of patent infringement based on any modification of the Product or use of the Product in conjunction with any other equipment.

10.  Termination and Term.
     --------------------

(a) Upon the occurrence of a material breach or default as to any obligation hereunder by either party and the failure of the breaching party to promptly pursue (within thirty (30) days after receiving written notice thereof from the non-breaching party) a reasonable remedy designed to cure (in the reasonable judgment of the non-breaching party) such material breach or default, this Agreement may be terminated by the non-breaching party by giving written notice of termination to the breaching party, such termination being immediately effective upon the giving of such notice of termination; provided, no cure period shall be provided to meet the Partial Year or Annual Requirement.

(b) Upon the filing of a petition in bankruptcy, insolvency or reorganization against or by Distributor, or Distributor becoming subject to a composition for creditors, whether by law or agreement, or Distributor going into receivership or otherwise becoming insolvent, this Agreement may be terminated by Manufacturer by giving written notice of termination to Distributor, such termination being immediately effective upon the giving of such notice of termination.

(c) Upon the occurrence of a change in control or management or operating personnel of Distributor, then Distributor shall promptly notify Manufacturer in writing within ten (10) calendar days. If, in the reasonable opinion of Manufacturer such change in control or management or operating personnel of Distributor could have a material adverse effect on the business, prospects or operations of Distributor and if Distributor fails to promptly pursue (within 90 days after receiving written notice thereof from Manufacturer) a remedy designed to cure (in the sole judgment of Manufacturer) Manufacturer's objections to such change, this Agreement may be terminated by Manufacturer by giving written notice of termination to Distributor, such termination being immediately effective upon the giving of such notice of termination.

(d) The term of this Agreement shall begin on the later of the date that (i) Manufacturer executes this Agreement and (ii) Distributor executes this Agreement (the "Effective Date"). The term of this Agreement shall expire on December 31, 1999, subject to extension for an additional year as provided in this Section 10(d) unless terminated earlier pursuant to the terms of this
Section 10 (Termination and Term). If Distributor has met all minimum purchase requirements through June 1, 1999, Distributor is not in default under this Agreement and this Agreement has not otherwise been terminated, this Agreement has not been converted to a nonexclusive agreement under Section 5 of this Agreement, Distributor may elect to extend this Agreement for

Page 8--INTERNATIONAL DISTRIBUTION AGREEMENT an additional calendar year with an expiration of December 31, 2000 (such extended term being subject to earlier termination as provided pursuant to the terms of this Section 10) by giving written notice to Manufacturer of such intention after June 1, 1999 and before June 30, 1999.

(e)  In the event of a termination pursuant to any of subsections (a), (b) or
(c) above or upon expiration of this Agreement pursuant to subsection (d) above, Manufacturer shall not have any obligation to Distributor, or to any employee of Distributor, for compensation or for damages of any kind, whether on account of the loss by Distributor or such employee of present or prospective sales, investments, compensation or goodwill or otherwise. Distributor, for itself and on behalf of each of its employees, hereby waives any rights which may be granted to it or them under the laws and regulations of the Territory or otherwise which are not granted to it or them by this Agreement. Distributor hereby indemnifies and holds Manufacturer harmless from and against any and all claims, costs, damages and liabilities whatsoever asserted by any employee, agent or representative of Distributor under any applicable termination, labor, social security or other similar laws or regulations.

(f) Termination of this Agreement shall not affect the obligation of Distributor to pay Manufacturer all amounts owing or to become owing as a result of Products tendered or delivered to Distributor on or before the date of such termination, as well as interest thereon to the extent any such amounts are paid after the date they became or will become due pursuant to this Agreement.

(g) Notwithstanding anything else in this Agreement to the contrary, the parties agree that Sections of this Agreement, including without limitation, Sections 7, 8, 9, 17, 19, but excluding without limitation, Sections 1 and 2, shall survive the termination or expiration of this Agreement, as the case may be, to the extent required thereby for the full observation and performance by any or all of the parties hereto and the completion of any obligations or rights, following termination, that the parties have hereunder.

11.  Publicity.
     ---------

  Distributor agrees that any publicity or advertising which shall be released by it in which Manufacturer is identified in connection with the Products shall be in accordance with the terms of this Agreement and with any information or data which Manufacturer has furnished in connection with this Agreement. Copies of all such publicity and advertising shall be forwarded promptly to Manufacturer in both the languages to be used in the Territory and English.

12.  Modification.
     ------------

  No modification or change may be made in this Agreement except by written instrument duly signed by a duly authorized representative of each party. Any change in course of conduct by the parties, whether of an isolated or repeat nature, shall not be deemed to be a modification of this Agreement unless so reduced to writing.

13.  Assignment.
     ----------
Page 9--INTERNATIONAL DISTRIBUTION AGREEMENT

  This Agreement and the rights and obligations hereunder may not be assigned, delegated or transferred by either party without the prior written consent of the other party.

14.  Notice.
     ------

  All notices given under this Agreement shall be in writing in the English language and shall be addressed to the parties at their respective addresses set forth below:

  If to Distributor:

  K.K. Morrow Japan
  1-5-8 Tamatsukuri, Chou-ku
  Osaka, Japan
  Attention: ___________________

  Telecopy Number: 011-816-788-0220

  If to Manufacturer:

  Morrow Snowboards, Inc.
  2600 Pringle Road SE
  Salem, Oregon 97302
  UNITED STATES
  Attention: VP Sales/International

  Telecopy Number: 1-503-315-1199

Either party may change its address or its telecopy number for purposes of this Agreement by giving the other party written notice of its new address or telecopy number. Any such notice if given or made by registered or recorded delivery international air mail letter shall be deemed to have been received on the earlier of the date actually received and the date fifteen (15) calendar days after the same was posted (and in proving such it shall be sufficient to prove that the envelope containing the same was properly addressed and posted as aforesaid) and if given or made by telecopy transmission shall be deemed to have been received at the time of dispatch, unless such date of deemed receipt is not a business day on which banks are open in Salem, Oregon, the United States, in which case the date of deemed receipt shall be the next such succeeding business day. None of this shall be effective if the sending party has reasonably given such notice improperly or incompletely transmitted or otherwise not received by the parties to whom it was sent.

15.  Waiver.
     ------

  None of the conditions or provisions of this Agreement shall be held to have been waived by any act or knowledge on the part of either party, except by an instrument in writing signed by a duly authorized officer or representative of such party. Further, the waiver by either party of

Page 10--INTERNATIONAL DISTRIBUTION AGREEMENT any right hereunder or the failure to enforce at any time any of the provisions of this Agreement, or any rights with respect thereto, shall not be deemed to be a waiver of any other rights hereunder or any breach or failure of performance of the other party.

16.  Validity.
     --------

  Manufacturer warrants that this Agreement is lawful and may be performed in accordance with its terms under all laws in force in the United States at the time of execution of this Agreement. Distributor warrants that this Agreement is lawful and may be performed in accordance with its terms under all laws in force in Japan at the time of execution of this Agreement. Each party covenants and warrants to the other party that it will advise the other party of any changes in the laws of the country or countries as to which it is making a warranty in this Section of which the party making such warranty becomes aware if such changes might or will impair the validity or lawful performance of all or any part of this Agreement.

17.  Construction of Agreement and Resolution of Disputes.
     ----------------------------------------------------

(a) This Agreement, which is in English, shall be interpreted in accordance with the commonly understood meaning of the words and phrases hereof in the United States of America, and it and performance of the parties hereto shall be construed and governed according to the laws of the State of Oregon applicable to contracts made and to be fully performed therein, excluding the United Nations Convention on Contracts for the International Sale of Goods.

(b) Any dispute, controversy or claim arising out of or relating to this Agreement or to a breach hereof, including its interpretation, performance or termination, shall be finally resolved by arbitration. The arbitration shall be conducted by one arbitrator selected by Manufacturer and Distributor or, if they cannot agree on an arbitrator, by the President of International Chamber of Commerce.

The arbitration shall be conducted in English and in accordance with the rules of the International Chamber of Commerce, which shall administer the arbitration and act as appointing authority. The arbitration, including the rendering of the award, shall take place in Salem, Oregon, USA, and shall be the exclusive forum for resolving such dispute, controversy or claim. For the purposes of this arbitration, the provisions of this Agreement and all rights and obligations thereunder shall be governed and construed in accordance with the laws of the State of Oregon. The decision of the arbitrators shall be binding upon the parties hereto, and the expense of the arbitration (including without limitation the award of attorneys' fees to the prevailing party) shall be paid as the arbitrators determine. The decision of the arbitrators shall be executory, and judgment thereon may be entered by any court of competent jurisdiction.

Judgment based on the decision of the arbitrators may be entered by any court of competent jurisdiction. Notwithstanding this, judgment upon the award of the arbitration may be entered in any court where the arbitration takes place or any court having jurisdiction thereof, and application may be made to any court for a judicial acceptance of the award or order of enforcement.

Page 11--INTERNATIONAL DISTRIBUTION AGREEMENT

(c) Notwithstanding anything contained in this Section 17 to the contrary, each party shall have the right to institute judicial proceedings against the other party or anyone acting by, through or under such other party, in order to enforce the instituting party's rights hereunder through reformation of contract, specific performance, injunction or similar equitable relief.

18.  Manufacturer Marketing Office in the Territory.
     ----------------------------------------------

Manufacturer may from time to time maintain a marketing office at one or more locations in or near the Territory. Personnel associated with such office or offices shall be authorized to and may, from time to time, act on behalf of Manufacturer and shall be entitled to exercise all of the rights of Manufacturer under this Agreement. Such personnel shall be entitled to all information with respect to all matters relevant to Distributor's performance under the Agreement, and Distributor shall at all times cooperate with such personnel with respect to all such matters.

19.  Confidentiality Maintained.
     --------------------------

(a) Distributor agrees that Manufacturer has a proprietary interest in any information provided to Distributor by Manufacturer, whether in connection with this Agreement or otherwise, whether in written or oral form, which is (i) a trade secret, confidential or proprietary information, (ii) not publicly known, and (iii) annotated by a legend, stamp or other written identification as confidential or proprietary information (hereinafter referred to as "Proprietary Information"). For such purposes, information regarding the manufacture, design, pricing, marketing and other aspects of the Products and the manner in which the Manufacturer conducts its business, excluding information which is, or becomes, public or general industry knowledge through no fault of the Distributor, shall be deemed to be "Proprietary Information" whether or not stamped, legended or otherwise identified as such. Distributor shall disclose the Proprietary Information only to those of its agents and employees to whom it is necessary in order properly to carry out their duties as limited by the terms and conditions hereof. Both during and after the term of this Agreement all disclosures by Distributor to its agents and employees shall be held in strict confidence by such agents and employees. During and after the term of this Agreement, Distributor, its agents and employees shall not use the Proprietary Information for any purpose other than in connection with Distributor's sale of the Products in the Territory pursuant to this Agreement. Distributor shall, at its expense, return to Manufacturer the Proprietary Information as soon as practicable after the termination or expiration of this Agreement. All such Proprietary Information shall remain the exclusive property of Manufacturer during the term of this Agreement and thereafter. This Section 19 shall also apply to any consultants or subcontractors that Distributor may engage in connection with its obligations under this Agreement.

(b) Notwithstanding anything contained in this Agreement to the contrary, Distributor shall not be liable for a disclosure of the Proprietary Information of Manufacturer, if the information so disclosed: (i) was in the public domain at the time of disclosure without breach of this Agreement; or (ii) was known to or contained in the records of Distributor from a source other than Manufacturer at the time of disclosure by Manufacturer to Distributor and can be so demonstrated or (iii) was independently developed and is so demonstrated promptly upon receipt of the documentation and technology by Distributor; or
(iv) becomes known to Distributor from

Page 12--INTERNATIONAL DISTRIBUTION AGREEMENT a source other than Manufacturer without breach of this Agreement by Distributor and can be so demonstrated; or (v) must be disclosed pursuant to a contract or subcontract with a governmental agency in order to obtain/retain a procurement contract; or (vi) was disclosed pursuant to court order or as otherwise compelled by law.

20.  Entire Agreement.
     ----------------

  This Agreement supersedes and cancels any previous agreements or understandings, whether oral, written or implied, heretofore in effect and sets forth the entire agreement between Manufacturer and Distributor with respect to the subject matter hereof. This Agreement may be translated in the various languages for the convenience of the parties hereto; however, in the event of any discrepancy between the translated versions of this Agreement and the original, the English version of this Agreement shall be controlling for all purposes.

21.  No Rights by Implication.
     ------------------------

  No rights or licenses with respect to the Products or the Trademarks are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement or the Trademark License Agreement.

22.  Responsibility for Taxes.
     ------------------------

  Taxes, whether in Japan or any other country, now or hereafter imposed with respect to the transactions contemplated hereunder, including without limitation, assessments, duties, custom fees or charges, import fees, value added taxes, special excise taxes and governmental impositions of any nature whatsoever which may be levied upon the Products (with the exception of income taxes or other taxes imposed upon Manufacturer and measured by the gross or net income of Manufacturer), shall be the responsibility of Distributor, and if paid or required to be paid by Manufacturer, the amount thereof shall be added to and become a part of the amounts payable by Distributor hereunder.

23.  Modification of Products.
     ------------------------

  Distributor may not customize, modify or have customized or modified any Product unless it obtains the prior written consent of Manufacturer, which consent may be withheld in the sole discretion of Manufacturer. Any unauthorized customizing or modification of any Product by Distributor or any third party shall relieve Manufacturer from any obligation it would otherwise have had with respect to such Product under the warranties described in Exhibit A hereto.


24.  Force Majeure.
     -------------

(a) Neither Manufacturer nor Distributor shall be liable in damages, or shall be subject to termination of this Agreement by the other party, for any delay or default in performing any obligation hereunder if that delay or default is due to any cause beyond the reasonable control and

Page 13--INTERNATIONAL DISTRIBUTION AGREEMENT
without fault or negligence of that party; provided that, in order to excuse
                                           -------- ----
its delay or default hereunder, a party shall notify the other of the occurrence or the cause, specifying the nature and particulars thereof and the expected duration thereof and provided, further, that within fifteen (15) calendar days
                     --------  -------
after the termination of such occurrence or cause, such party shall give notice to the other party specifying the date of termination thereof. All obligations of both parties shall return to being in full force and effect upon the termination of such occurrence or cause (including without limitation any payments which became due and payable hereunder prior to the termination of such occurrence or cause).

(b) For the purposes of this Section 24, a "cause beyond the reasonable control" of a party shall include, without limiting the generality of the phrase, any act of God, act of any government or other authority or statutory undertaking, industrial dispute, fire, explosion, accident, power failure, flood, riot or war (declared or undeclared).

25.  Compliance With Laws.
     --------------------

  Each of Distributor and Manufacturer covenants that all of its activities under or pursuant to this Agreement shall comply with all applicable laws, rules and regulations. In particular, but without limitation, Distributor shall be responsible for obtaining all licenses, permits and approvals which are necessary or advisable for sales of Products in the Territory and for the performance of its duties hereunder.

26.  Severability.
     ------------

  If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court. The parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement.

27.  Counterparts.
     ------------

  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Page 14--INTERNATIONAL DISTRIBUTION AGREEMENT

28.  Definition of Affiliates.
     ------------------------

  For the purposes of this Agreement, "affiliates" shall mean all companies, natural persons, partnerships and other business entities controlled by, under common control with or controlling either party to this Agreement.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement.

                                       K.K. Morrow Japan, as Distributor


                                       By /s/ Minor Hase
                                         -------------------
                                       Name:  Minor Hase
                                       Title:



                                       Morrow Snowboards Inc., as Manufacturer



                                       By /s/ Martin Carrigan
                                         -----------------------
                                       Name: Martin Carrigan
                                       Title:

Page 15--INTERNATIONAL DISTRIBUTION AGREEMENT

                                 EXHIBIT A

              COVERED PRODUCTS AND MINIMUM PURCHASE REQUIREMENTS



COVERED PRODUCTS/1/





  Morrow(R)         Morrow(R)  Morrow(R)      Morrow(R) Apparel
Snowboard Products  Bindings   Boots and Accessories
------------------  --------   ----- ---------------


MINIMUM PURCHASE REQUIREMENTS PER PRODUCT CATEGORY

                Morrow(R)     Morrow(R)     Morrow(R)
            Snowboard         Bindings       Boots Morrow(R) Apparel
Year        Product/2/  (Pairs)       (Pairs)      and Accessories/3/
----        ---------   -------       -------      -----------------

1997             25,000        25,000        10,000
1998             31,250        31,250        12,500
1999             39,000        39,000        16,000
2000/4/   50,000        50,000         20,000

-------------------
/1/ The Products covered by this Agreement are subject to change as provided in
Section 1.(a) of the Agreement.

/2/ Units of merchandise.

/3/ Dollar amount of invoices of products by Manufacturer to Distributor.

/4/ Assuming this Agreement is extended for the calendar year 2000.

Page 16--INTERNATIONAL DISTRIBUTION AGREEMENT

                         EXHIBIT B - LIMITED WARRANTY

Page 17--INTERNATIONAL DISTRIBUTION AGREEMENT